Exhibit 1

Buenos Aires, December 16, 2011

Mr. President
Comisión Nacional de Valores
Dr. Alejandro Vanoli
S           /           D

Re: Relevant Event. Empresa Distribuidora y Comercializadora Norte Sociedad Anónima (EDENOR S.A.) announces amendment to share transfer agreement.

Dear Sirs:

I hereby address the Comisión Nacional de Valores in my capacity as attorney-in-fact of Empresa Distribuidora y Comercializadora Norte S.A. ("EDENOR"), to report that in the meeting held yesterday, the Board of Directors of EDENOR approved an amendment to the Offer Letter No. 140,911 of Andes Energía Argentina S.A. (“Andes”), dated September 14, 2011 (the “Offer Letter”), pursuant to which such company made an offer to EDENOR to acquire a purchase option for 78.44% of the share interest that EDENOR indirectly holds in Empresa Distribuidora de Electricidad de La Rioja S.A. (“EDELAR”).

In accordance with the approved amendment, payments which are pending to be made will be made by Andes to EDENOR as follows:

(i)	prior to December 30, 2011, US$1,000,000 as partial payment of the price, representing Andes’ intention to exercise the purchase option set forth in the Offer Letter;

(ii)
prior to January 31, 2012, US$11,700,00, out of which US$4,290,255 will be computed as partial payment of the price and US$7,500,000 will be used to repay in full the financial loan granted by EDENOR to EDELAR. At such time, the transfer of the shares of Emdersa Holding S.A. and of the direct holding of EDENOR will take place, in accordance with Article 4.1 of the Offer Letter;

(iii)	during June 2012, US$2,000,000 as partial payment of the price balance;

(iv)	during September 2012, US$2,500,000 as partial payment of the price balance;

(v)	during December 2012, US$3,000,000 as partial payment of the price balance;

(vi)	during March 2013, US$3,500,000 as partial payment of the price balance;

(vii)	during June 2013, US$4,000,000 as final and full payment of the price balance.

The amounts paid towards the price balance will accrue interest as set forth in the Offer Letter, which shall be payable jointly with each of the installments.

All other terms and conditions of the Offer Letter that have not been expressly amended shall remain in full force and effect.

Yours sincerely,

Diego Manuel Allegue
Attorney-in-fact

Empresa Distribuidora y Comercializadora Norte Sociedad Anónima (Edenor S.A.)
Avda. del Libertador 6363 – Piso 12 – Buenos Aires, A1428ARG – Argentina – Tel.: 4346-5057 – Fax: 4346-5327